EXHIBIT 2

VOTING AGREEMENT

     VOTING AGREEMENT, dated as of April 25, 2004 (this “Agreement”), by and among Wilsons The Leather Experts Inc., a Minnesota corporation (the "Company”), and the stockholders of the Company listed on the signature pages hereto under the heading “Stockholders” (each, a “Stockholder”, and collectively, the “Stockholders”).

     WHEREAS, the Company and certain investors (each, an “Investor”, and collectively, the “Investors”) have entered into a Common Stock and Warrant Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), pursuant to which, among other things, the Company has agreed to issue and sell to the Investors and the Investors have, severally and not jointly, agreed to purchase (i) shares of the Company’s common stock, par value $.01 per share (the “Common Stock") and (ii) warrants (the “Warrants") which will be exercisable to purchase shares of Common Stock (as exercised collectively, the “Warrant Shares");

     WHEREAS, as of the date hereof, the Stockholders own in the aggregate 2,490,666.80 shares of Common Stock, which represent in the aggregate (i) approximately 12% of the total issued and outstanding Common Stock of the Company, and (ii) approximately 12% of the total voting power of the Company;

     WHEREAS, as a condition to the willingness of the Investors to enter into the Securities Purchase Agreement and to consummate the transactions contemplated thereby (collectively, the “Transaction”), the Investors have required that the Stockholders agree, and in order to induce the Investors to enter into the Securities Purchase Agreement, the Stockholders have agreed, to enter into this Agreement with respect to all the Common Stock now owned and which may hereafter be acquired by the Stockholders at any time that this Agreement is in effect (the “Shares”)and any other securities, if any, which Stockholders are currently entitled to vote, or after the date hereof become entitled to vote, at any meeting of the stockholders of the Company held at any time that this Agreement is in effect (the “Other Securities”).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING AGREEMENT OF THE STOCKHOLDERS

     SECTION 1.01. Voting Agreement. The Stockholders hereby agree that at any meeting of the stockholders of the Company, however called, and in any action by written consent of the Company’s stockholders, the Stockholders shall vote the Shares and the Other Securities: (a) in favor of the transactions contemplated by the Securities Purchase Agreement and the documents that, pursuant to the terms of the Securities Purchase Agreement, will be executed as of the date hereof or the Closing Date pursuant to the Securities Purchase Agreement (the “Transaction Documents”), copies of which have been provided to each Stockholder, including the Company’s issuance of all of the Common Stock and Warrants pursuant to the Securities Purchase Agreement and other Transaction Documents, all in accordance with the Company’s Articles of Incorporation and Bylaws and applicable law and the rules and regulations of the Nasdaq National Market (the “Principal Market”), and (iii) any amendment to the Company’s Articles of Incorporation that may be necessary to issue the Securities; and (b) against any proposal or any other corporate action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Securities Purchase Agreement or which could result in any of the conditions to the Company’s obligations under the Securities Purchase Agreement not being fulfilled. The Stockholders acknowledge receipt and review of a copy of the Securities Purchase Agreement and the other Transaction Documents. Each Stockholder hereby revokes all proxies and powers of attorney with respect to the Shares and the Other Securities that such Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by such Stockholder, with respect to the matters specified in Section 1.01 hereof. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of each Stockholder and any obligation of each Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder. The obligations of the Stockholders under this Section 1.01 shall terminate immediately following the earlier of the occurrence of the Stockholder Approval, as defined in the Securities Purchase Agreement, or the termination of the Securities Purchase Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each Stockholder hereby represents and warrants, severally and not jointly, to each of the Investors as follows:

     SECTION 2.01. Authority Relative to This Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to, or affecting generally, the enforcement of creditors’ and other obligees’ rights, (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought, and (c) where rights to indemnity and contribution thereunder may be limited by applicable law and public policy.

     SECTION 2.02. No Conflict. (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, (i) conflict with or violate any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to such Stockholder or by which the Shares or the Other Securities owned by such Stockholder are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares or the Other Securities owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares or Other Securities owned by such Stockholder is bound.

     (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity by such Stockholder, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

     SECTION 2.03. Title to the Stock. As of the date hereof, except as provided in Appendix A hereto, such Stockholder is the beneficial owner of the number of shares of Common Stock set forth opposite his, her or its name on Appendix A attached hereto, entitled to vote, without restriction, on all matters brought before holders of capital stock of the Company, which Common Stock represents on the date hereof the percentage of the outstanding stock and voting power of the Company set forth on such Appendix. Such Common Stock are all the securities of the Company owned, either of record or beneficially, by such Stockholder. Such Common Stock is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder’s voting rights, charges and other encumbrances of any nature whatsoever. Such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares or Other Securities owned by such Stockholder regarding the matters specified in Section 1.01 hereof. Except as provided in Annex A, such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article 1 hereof, sole power of disposition and sole power to agree to all matters set forth in this Agreement.

ARTICLE III

COVENANTS

     SECTION 3.01. No Disposition or Encumbrance of Stock. (a) Each Stockholder hereby covenants and agrees, solely with respect to himself, herself or itself, that such Stockholder shall not offer or agree to sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy (except a customary revocable proxy in connection with an annual meeting of shareholders, which proxy does not involve the matters set forth in Section 1.01 hereof unless such proxy directs the proxy to vote in accordance with the agreements of the Stockholders set forth in this Agreement) or power of attorney with respect to, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on Stockholders’ voting rights, charge or other encumbrance of any nature whatsoever (“Encumbrance”) with respect to the Shares or Other Securities, directly or indirectly, or initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing.

     SECTION 3.02. Company Cooperation. The Company hereby covenants and agrees that it will not, and each Stockholder irrevocably and unconditionally acknowledges and agrees that the Company will not (and waives any rights against the Company in relation thereto), to the extent permitted by law, recognize any Encumbrance or agreement on any of the Shares or Other Securities subject to this Agreement.

ARTICLE IV

MISCELLANEOUS

     SECTION 4.01. Termination. This Agreement (except for Article IV of this Agreement) shall terminate upon the earlier of the date that each Stockholder votes the Shares and the Other Securities in favor of the items set forth in Section 1.01(a) hereof or the termination of the Securities Purchase Agreement.

     SECTION 4.02. Further Assurances. The Stockholders will execute and deliver such further documents and instruments and take all further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

     SECTION 4.03. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that any Investor (without being joined by any other Investor) shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Any Investor shall be entitled to its reasonable attorneys’ fees in any action brought to enforce this Agreement in which it is the prevailing party.

     SECTION 4.04. No Effect on Fiduciary Duties. Nothing herein stated shall limit or otherwise affect the fiduciary duties of any stockholder as an officer or director of the Company. This Agreement only applies to the voting of shares and other securities of the Company by the Stockholders in their capacities as Stockholders.

     SECTION 4.05. Limited Proxy. Notwithstanding anything stated in this Agreement, each Stockholder will retain at all times the right to vote, or authorize a proxy to vote, in such Stockholder’s or such proxy’s sole discretion, on all matters other than those set forth in Section 1.01, which are at any time and from time to time presented to the Company’s shareholders generally.

     SECTION 4.06. Entire Agreement. This Agreement constitutes the entire agreement among the Company and the Stockholders (other than the Securities Purchase Agreement and the other Transaction Documents) with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Company and the Stockholders with respect to the subject matter hereof.

     SECTION 4.07. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto; provided, however, that any change that is adverse to the Investors shall require their consent.

     SECTION 4.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     SECTION 4.09. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Minnesota, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdictions). The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be subject to the non-exclusive jurisdiction of the courts of the State of Minnesota or the United States District Court for the District of Minnesota. The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to any of said courts or a judge thereof may be served inside or outside the State of Minnesota by registered mail, return receipt requested, directed to the party being served at its address set forth in Section 4.11 or on the signature pages to this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. Each of the Company and each Stockholder irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

     SECTION 4.10. Third-Party Beneficiaries. The Investors shall be intended third party beneficiaries of this Agreement to the same extent as if they were parties hereto, and shall be entitled to enforce the provisions hereof.

     SECTION 4.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by a nationally recognized overnight courier service to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to the Company:

Wilsons The Leather Experts Inc.
7401 Boone Avenue North
Brooklyn Park, MN 55428
Telephone: (763) 391-4000
Facsimile: (763) 391-4906
Attention: Chief Financial Officer

With a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
Telephone: (612) 766-7000
Facsimile: (612) 766-1600
Attention: Philip S. Garon

     If to a Stockholder, to its address and facsimile number set forth on the signature page hereto, with copies to such Stockholder’s representatives as set forth thereon or to such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. The Company shall send copies of all notices hereunder to each of the Investors.

     IN WITNESS WHEREOF, each Stockholder and the Company has duly executed this Agreement.

THE COMPANY: WILSONS THE LEATHER EXPERTS, INC.

By:	/s/ Joel N. Waller

Name: Joel N. Waller
Title: Chief Executive Officer

Voting Agreement-Individual Shareholders

[SIGNATURE PAGE TO VOTING AGREEMENT]

STOCKHOLDERS:

/s/ Joel Waller

JOEL WALLER

Address: 1201 Yale Place
Minneapolis, MN 55403

/s/ Sharon Waller

SHARON WALLER

Address: 1201 Yale Place
Minneapolis, MN 55403

THE WALLER FAMILY LIMITED PARTNERSHIP

By: /s/ Joel Waller

Name: Joel Waller
Title: General Partner

Address: 1201 Yale Place
Minneapolis, MN 55403

/s/ David Rogers

DAVID ROGERS

Address: 2208 E. Huntington Point Road
Minnetonka Beach, MN 55391

/s/ Diane Rogers

DIANE ROGERS

Address: 2208 E. Huntington Point Road
Minnetonka Beach, MN 55391

Voting Agreement-Individual Shareholders

APPENDIX A

			Voting
		Percentage of	Percentage of
	Common Stock	Stock	Stock
Stockholder	Owned	Outstanding	Outstanding
Joel Waller	977,504.30	4.7	4.7
Sharon Waller	1,500.00	*	*
The Waller Family Limited Partnership	150,000.00	.7	.7
David Rogers	29,000.00	.1	.1
David Rogers and Diane Rogers, Jointly	1,332,662.50	6.4	6.4

M1:1098807.01